Ex. 99.1

TOREADOR REPORTS IMPROVED THIRD-QUARTER 2004 RESULTS
Earnings per Diluted Share Rise 67% to $0.15 versus Year-Ago Quarter’s $0.09

        DALLAS, TEXAS – (November 4, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) today reports its third-quarter 2004 income applicable to common shares was $1.7 million, or earnings per diluted share of $0.15, compared with income applicable to common shares of $946,000, or earnings per diluted share of $0.09, for the third quarter of 2003. The improvement was primarily due to lower costs and higher prices for oil and natural gas.

        In the third quarter of 2004, Toreador posted operating income of $1.6 million versus operating income of $1.4 million for the third quarter of 2003. Third-quarter 2004 revenues were $5.6 million, compared with a like amount for the third quarter of 2003.

        Cash flow from operating activities before changes in working capital increased in the third quarter of 2004 to $3.0 million from $1.1 million in the year-ago period, a 173% increase.

        Third-quarter 2004 lease operating expenses of $1.6 million declined 30% from lease operating expenses of $2.3 million in the third quarter of 2003 due to more cost-efficient operations in France and Turkey.

        “In the third quarter of 2004, Toreador increased production while maintaining a lower per-barrel cost established during the second quarter, evidence of a solid operating performance,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “We expect to maintain operating costs at or below this level as we tackle our active drilling program during the next several months. Our portfolio holds ample exploratory projects with substantial upside potential balanced by solid opportunities for steady development drilling and follow-on production.”

        In the third quarter of 2004, Toreador’s oil and gas production was 169,000 barrels of oil equivalent (BOE), down 25% from 226,000 BOE in the year-ago quarter. The decrease was primarily due to the company’s U.S. mineral and royalty asset sale in January 2004.

        Toreador’s average realized oil price in the third quarter of 2004 climbed 41% to $38.24 per barrel from $27.17 per barrel in the year-ago quarter. The average realized gas price in the third quarter of 2004 was $5.24 per thousand cubic feet (Mcf), a 12% increase over the average realized gas price of $4.68 per Mcf in the third quarter of 2003.

NINE-MONTH RESULTS

        Toreador reports its nine-month 2004 income applicable to common shares was $24.7 million, or earnings per diluted share of $2.04, compared with income applicable to common shares of $2.1 million, or earnings per diluted share of $0.22, for the first nine months of 2003.

        For the first nine months of 2004, Toreador posted operating income of $2.2 million versus operating income of $1.9 million for the year-ago period. Nine-month 2004 revenues were $14.6 million, compared with nine-month 2003 revenues of $13.6 million.

        The improvement in earnings per diluted share was primarily due to the $18.0 million net gain on the sale of Toreador’s U.S. mineral and royalty portfolio recorded in the first quarter of 2004. A $4.8 million gain for foreign currency exchange transactions booked in the first quarter and higher commodity prices also contributed to improved nine-month 2004 results.

        For the first nine months of 2004, Toreador’s oil and gas production was 470,000 BOE versus 709,000 BOE for the year-ago quarter. The decrease was primarily due to the company’s U.S. mineral and royalty asset sale in January 2004.

        Toreador’s average realized oil price for the first nine months of 2004 rose 27% to $33.44 per barrel from $26.35 per barrel for the year-ago period. The average realized gas price for the first nine months of 2004 was $5.58 per Mcf versus $5.01 per Mcf for the same period a year ago.

OPERATIONS

Turkey

        Toreador reports that it has farmed out 25% of its 100% working interest in the Calgan permit onshore southern Turkey to Stratic Energy Corporation of Calgary, Alberta, Canada.

        Toreador expects to spud the Calgan-2 exploratory oil well during the first half of November. The company, operator of the Calgan-2, anticipates that drilling and testing of the 4,000-foot well will be completed about one month from spud date.

        Under terms of the farm-out agreement, Stratic will fund 33.33% of the first $900,000 of gross costs of the first Calgan exploratory well, Calgan-2, to earn a 25% working interest in the 123,000-acre permit. Subsequently, Stratic will fund 25% of any remaining Calgan-2 costs, as well as additional costs on the permit.

        Toreador is responsible for 66.66% of the first $900,000 of gross costs of the Calgan-2 well after which it will retain a 75% working interest in any additional well costs and costs related to subsequent permit activities.

        In the shallow waters of the western Black Sea, Toreador has begun a $5.3 million 190-square-kilometer 3D seismic survey over the South Akcakoca area. Toreador discovered natural gas when it drilled the Ayazli-1 well in the third quarter of 2004 on the South Akcakoca prospect. The company anticipates the seismic survey will be completed and data analyzed by early 2005. Subsequently, Toreador plans to begin its Black Sea appraisal and development program in the spring of 2005.

        The company estimates that the South Akcakoca area holds potential reserves of about 350 billion cubic feet (Bcf) of natural gas based on available information. An initial producible reserve level of 80-100 Bcf of gas would justify production from the company’s South Akcakoca prospect in 2006 from as many as eight wells, each producing 5-7 million cubic feet (MMcf) of gas per day. However, the company cannot be more definitive about the area’s reserve level until ongoing seismic work, delineation drilling and testing are completed.

        In 2005, Toreador plans to re-enter the Boyabat-2 well in the Sinop area northeast of Ankara. Toreador operates and holds a 100% working interest in six Sinop permits. The company estimates the re-entry, which could identify 60-80 Bcf of potential field reserves, will cost $650,000.

France

        In the Charmottes Field, the drilling rig for the first of two horizontal development wells, the Charmottes-108, is scheduled to be moved on location in December. The company now estimates that the cost of each well will be approximately $1.8 million. If the wells are successful, the company could drill another 2-4 horizontal wells in the field. Toreador anticipates per-well proved reserves of 1 million barrels of oil.

        During the second half of 2005, Toreador expects to drill several exploratory wells on its 183,000-acre Courtenay permit. The company has begun a surface geochemical study that will supplement existing geophysical and subsurface data to help further identify potential well locations. Toreador estimates the cost of each Courtenay well will be $250,000-300,000 and production in the range of 150-200 barrels of oil per day (BOPD). Per-well proved reserves could be as much as 300,000 barrels of oil.

Romania

        Toreador plans to begin the re-entry of up to six wells on the Fauresti Block during the second half of November. The re-entries are part of a rehabilitation program on the 1,325-acre block. Toreador anticipates production at a rate of at least 50 BOPD per well if drilling is successful.

United States

        The first exploratory well on the Hosston sands prospect in southern Mississippi, the Hickman 4-7, was drilled to a total depth of 14,775 feet and exhibited no gas shows. Consequently, the well was plugged and abandoned. Toreador had a 10% working interest in the well.

2004 GUIDANCE

        Toreador expects earnings per diluted share for the fourth quarter of 2004 will be $0.14 to $0.24 and earnings per diluted share for the full-year 2004 will range from $2.18 to $2.28. The company estimates revenues will range from $6.0 million to $7.0 million for the fourth quarter of the year and from $21.0 million to $22.0 million for the full-year 2004. The company estimates fourth-quarter 2004 operating income will be $1.8 million to $2.8 million and $4.0 million to $5.0 million for the full-year 2004. These forecasted results are based on an estimated daily production range of 1,800 BOE to 2,000 BOE and an average estimated realized commodity price of $40.00 to $45.00 per BOE for the fourth quarter of 2004. These projections are based on assumptions and anticipated results that are subject to numerous uncertainties.

ABOUT TOREADOR

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

         Cautionary Notes to Investors — The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Toreador uses the term “potential reserves” in this news release, which the SEC’s guidelines strictly prohibit it from including in filings with the SEC. Investors are urged to also consider closely the disclosure in Toreador’s Form 10-K for the fiscal year ended December 31, 2003, available from the company by calling 214.559.3933 or 800.966.2141. This form also can be obtained from the SEC at www.sec.gov.

        The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purposes of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

_________________

CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

(Tables Follow)

TOREADOR RESOURCES CORPORATION
(in thousands, except per share amounts)

Three Months Ended September 30,			Nine Months Ended September 30,
SELECTED FINANCIAL RESULTS	2004	2003	2004	2003
Revenues:
Oil and natural gas sales	$ 5,631	$ 5,616	$ 14,613	$ 13,592
Other revenues	—	4	14	18

Total revenues	5,631	5,620	14,627	13,610

Costs and expenses:
Lease operating	1,603	2,254	5,036	5,323
Exploration and acquisition	432	413	984	812
Depreciation, depletion and amortization	954	880	2,568	2,413
Reduction in force	(2)	—	116	466
General and administrative	1,083	710	3,735	2,704

Total costs and expenses	4,070	4,257	12,439	11,718

Operating income	1,561	1,363	2,188	1,892
Other income (expense)	(120)	(185)	3,769	174
Provision for (benefit from) income taxes	(364)	483	(896)	929

Income from continuing operations	1,805	695	6,853	1,137
Income from discontinued operations, net of tax	81	376	18,354	1,306

Net income	1,886	1,071	25,207	2,443
Dividends on preferred shares	180	125	540	347

Income (loss) applicable to common shares	$ 1,706	$ 946	$ 24,667	$ 2,096

Basic earnings per share	$ 0.18	$ 0.10	$ 2.60	$ 0.22

Diluted earnings per share	$ 0.15	$ 0.09	$ 2.04	$ 0.22

Weighted average shares outstanding:
Basic	9,593	9,338	9,503	9,338
Diluted	13,369	10,825	12,406	9,344

SELECTED OPERATING RESULTS
Production
Oil production (MBbl)	144	167	399	509
Natural gas production (MMcf)	154	352	421	1,202
Equivalent production (MBOE)	169	226	470	709

Prices
Average oil price per Bbl	$ 38.24	$ 27.17	$ 33.44	$ 26.35
Average natural gas price per Mcf	5.24	4.68	5.58	5.01
Average equivalent price per BOE	37.21	27.25	33.40	27.40

	September 30
	2004	2003

SELECTED INFORMATION
Net cash provided by (used in) operating activities	$ (299)	$ 7,097
Properties and equipment, net	73,588	77,301
Total assets	92,733	89,937
Long-term debt, including current maturities	9,660	31,633
Stockholders' equity	58,674	34,188